Exhibit 10.1
May 14, 2007
Blake Jorgensen
Dear Blake:
On behalf of Yahoo! Inc. (“Yahoo!” or the “Company”), I am pleased to offer you the position of Chief Financial Officer (CFO), reporting to Yahoo!’s Chief Executive Officer, Terry Semel, based in our Sunnyvale, California headquarters. Your appointment is subject to approval by the Company’s Board of Directors and your compensation package as outlined herein is subject to approval of the Compensation Committee of the Board of Directors (“Compensation Committee”).
Compensation
Your starting base salary will be $37,500.00 per month ($450,000.00 annually), less applicable taxes and withholdings, paid semi-monthly and subject to annual review. You will also be eligible to receive an annual target cash bonus of 100% of your annual base salary ($450,000) to be determined by the Compensation Committee in its descretion based on your performance and the Company’s performance for the relevant year. Any bonus payment will be subject to applicable taxes and withholdings. To qualify for the incentive bonus, you must remain continuously employed with the Company through the date that any incentive bonus is approved by the Compensation Committee.
Stock Options
As a part of the Yahoo! team, we strongly believe that ownership of the Company by our employees is an important factor to our success. Therefore, following your date of hire, management will recommend that the Compensation Committee grant you an option to purchase 425,000 shares of Yahoo! Inc.’s common stock under Yahoo! Inc.’s 1995 Stock Plan, as amended (the “Plan”). The per share exercise price of this option will be the fair market value of a share of Yahoo! common stock on the date of grant of this option as determined by the Compensation Committee. The option will vest in accordance with the following schedule: 25% of the shares subject to this option will vest and become exercisable on the first anniversary of your Date of Hire, and the remaining 75% of the shares subject to this option will vest and become exercisable, in six equal installments, vesting every six months thereafter, such that this option will be fully vested at the end of four years following the Date of Hire, contingent upon your continued employment with Yahoo! through each vesting date. This option will be subject to the other terms and conditions of the Plan and the applicable stock option agreement.
Restricted Stock Units
In addition, management will also recommend that the Board of Directors grant you an award of 125,000 Restricted Stock Units (RSUs), subject to the terms of the Plan and the applicable restricted stock unit award agreement. The RSUs will vest on the third anniversary of the date of grant, provided that you have been continuously employed with Yahoo! through such date. Following the vesting of the RSUs, you will receive one share of Yahoo! Inc. common stock for each vested RSU (subject to tax withholding).
Benefits
You will be eligible to participate in the regular Yahoo! health insurance benefits, 401(k), Employee Stock Purchase Plan, vacation, and other employee benefit plans, programs and policies, including the travel policy established by Yahoo! generally for its senior management. Yahoo! will reimburse you for reasonable business expenses incurred in connection with your employment, upon presentation of appropriate documentation, in accordance with the Company’s expense reimbursement policies.
701 First Avenue, Sunnyvale, CA 94089

Obligations
During your employment, you shall devote your full business efforts and time to Yahoo!. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from serving on the boards of directors of one or two companies that are not competitors to Yahoo!, as long the activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment by, Yahoo! under this Agreement. Any outside activities must be in compliance with Yahoo!’s Guide to Business Conduct and Ethics.
Protection of Proprietary and Confidential Information
As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and or proprietary information related to the operations, products and services of the Company and its clients. To protect the interests of both the Company and its clients, all employees are required to read and sign an Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) prior to beginning employment. A copy of this agreement is enclosed. Please sign it and return it along with your signed copy of this letter.
No Conflict with Prior Agreements
Similarly, you may have confidential or proprietary information from a prior employer that should not be used or disclosed to anyone at Yahoo!. Therefore, Yahoo! requests that you read, complete, and bring with you on your first day of employment, the enclosed Proprietary Information Obligations Checklist to this effect. In addition, Yahoo! requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers.
Noncompetition
You agree that, during your employment with Yahoo! you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of Yahoo!, including, without limitation, any then-current activities relating to providing Internet navigational products or services and any then-current activities providing search, e-mail, chat, e-commerce, instant messaging, content (e.g., music, video), ISP (e.g., connectivity, bandwidth or storage) or other Internet-based delivery or functionality. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.
At-will Employment
Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an “employment at will” relationship that may be terminated at any time by you or Yahoo!, with or without cause or with or without advance notice. Your signature at the end of this letter confirms that no promises or agreements that are contrary to our at-will relationship have been committed to you during any of your pre-employment discussions with Yahoo!, and that this letter, along with the Proprietary Agreement, contains our complete agreement regarding the terms and conditions of your employment and supersedes any and all prior agreements, promises, or representations with respect to your employment by Yahoo! whether written or oral, express or implied. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Yahoo!’s SVP Human Resources and you.
Arbitration
Our signatures on this letter also confirm our mutual agreement that any disputes or controversies, including but not limited to claims of harassment, discrimination and wrongful termination, shall be settled by binding arbitration under the American Arbitration Association Rules for the Resolution of Employment Disputes. This agreement is enforceable under the Federal Arbitration Act, or if for any reason it is inapplicable, the law of arbitration of the state in which you were last employed by Yahoo!.
We hope for an early acceptance of this offer, however, it will remain open until the close of business on 05/18/2007. Please understand that this offer is contingent upon approval of the Board or Directors and the Compensation Committee and successful completion of your background investigation. To accept this offer, please sign this letter in the space provided below and return it via facsimile to Lisa Banez at 408-349-7498. Please also send the original signed offer letter, the signed Proprietary Agreement and the signed
701 First Avenue, Sunnyvale, CA 94089

Proprietary Information Obligations Checklist to Lisa Banez in the envelope provided. A second copy of each document has been provided for you to keep for your records.
At 9:00AM on the first Monday of your employment, you will meet with the Human Resources and Benefits teams for New Hire Orientation. Please ask for New Hire Orientation in the lobby of Yahoo! Building D, located at 701 First Avenue in Sunnyvale, California 94089. Orientation will begin at 9:00am and conclude at approximately 4:30pm. If you are not starting on a Monday, you should make arrangements with your manager to complete the necessary payroll forms on your first day of employment. In order for Yahoo! to comply with the Immigration Reform and Control Act, we ask that you bring appropriate verification of authorization to work in the United States with you on your first day of employment.
We look forward to your joining us and hope that you find your employment with Yahoo! enjoyable and professionally rewarding.
Very truly yours,
Libby Sartain
Chief People Officer
I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ Blake Jorgensen	5/14/07
Signature	Date

6/4/07
Planned Start Date
Enclosures:
Employee Confidentiality and Assignment of Inventions Agreement
Proprietary Information Obligations Checklist
Authorization to Conduct Background Investigation
701 First Avenue, Sunnyvale, CA 94089